Exhibit 99.1

ITT Reports 2015 First-Quarter Results

Deploys $133 million to-date for repurchases and acquisition

GAAP Results:

  Total revenue down 13% to $589 million
  Segment operating margins expanded 230 bps to 13.7%
  EPS increased 17% to $0.42
  Lowering EPS and revenue guidance for the full year

Adjusted Results:

  Organic revenue down 5%
  Segment operating margins expanded 150 bps to a record 15.2%
  EPS increased 5% to $0.65
  Lowering full-year EPS guidance range by $0.05 to a new range of $2.50 to $2.60, driven by foreign exchange
  Lowering full-year organic revenue guidance to a new range of (2%) to 1%

Capital Deployment

  $80 million share repurchases in first quarter
  $53 million strategic aerospace acquisition completed in early second quarter

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--May 1, 2015--ITT Corporation (NYSE:ITT) today reported 2015 first-quarter financial results, including improved operating margins and earnings per share growth, that reflected strong net operating productivity and effective cost containment in a challenging macroeconomic environment.

On a GAAP basis, the company delivered revenue of $589 million in the first quarter, reflecting a 13 percent decline primarily driven by unfavorable foreign exchange and lower organic revenue. GAAP segment operating margins expanded 230 basis points to 13.7 percent, reflecting lower selling, general and administrative costs, including restructuring costs. First-quarter GAAP EPS increased to $0.42, compared with $0.36 in the prior year, due to increased operating income, partially offset by a higher effective tax rate.

On an adjusted basis, organic revenue (defined as total revenue excluding foreign exchange, acquisition and divestiture impacts) declined 5 percent, reflecting growth in global automotive brake pads and short-cycle baseline pumps, offset by declines in large pump projects due to timing and difficult prior-year comparisons, coupled with weak connector performance. Adjusted segment operating margins expanded 150 basis points to a record 15.2 percent, reflecting solid operational execution, restructuring benefits from previous actions and favorable foreign exchange impacts. Adjusted EPS, which exclude special items, increased 5 percent to $0.65, reflecting solid segment operational performance, lower corporate costs resulting from cost containment actions, and a lower effective tax rate and share count. Adjusted EPS, excluding the $0.04 negative impacts from foreign exchange, grew 11 percent in the quarter.

“Despite the ongoing headwinds from foreign exchange and the global oil and gas and industrial markets, we continued our track record of delivering solid results, as reflected in our improved operating margins and earnings per share in the quarter,” said Denise Ramos, Chief Executive Officer and President. “In addition, we continued to effectively deploy capital by expanding our automotive capabilities in the high-growth Chinese market, and in early April we completed the acquisition of Hartzell Aerospace, which will provide key high-growth and next-generation aerospace platform opportunities. We are also pleased to have repurchased $80 million of outstanding shares so far this year.”

2015 First-Quarter Business Segment Results

All quarterly results are compared with the respective prior-year periods

Industrial Process designs and manufactures industrial pumps and valves for the oil and gas, chemical, mining and industrial markets.

  First-quarter GAAP revenue decreased 10 percent to $256 million. First-quarter GAAP operating income declined 16 percent to $20 million.
  Organic revenue decreased 6 percent, as increased sales of short-cycle baseline pumps and a strong aftermarket were more than offset by declines in large pump projects due to timing and difficult prior year comparisons in all key end markets.
  Adjusted operating income increased 18 percent to $29 million as product warranty favorability, foreign currency transaction impacts, cost controls and net operating productivity more than offset lower volume and pricing pressures.

Motion Technologies designs and manufactures braking technologies and shock absorbers for the automotive and rail markets.

  First-quarter GAAP revenue decreased 12 percent to $191 million. First-quarter GAAP operating income increased 2 percent to $41 million.
  Organic revenue increased 3 percent, as automotive OEM brake pad growth across major geographies – including Europe, China and North America – offset anticipated declines in the aftermarket due to timing impacts from our customer’s inventory management.
  First-quarter adjusted operating income increased 2 percent to $41 million, reflecting higher volume and net operating productivity, partially offset by $7 million of unfavorable foreign exchange and incremental strategic investments to expand in China.

Interconnect Solutions designs and manufactures connectors and interconnects for the oil and gas, industrial and transportation, and aerospace and defense markets.

  First-quarter GAAP revenue decreased 22 percent to $78 million. First-quarter GAAP operating income increased to $5 million.
  Organic revenue declined 17 percent due to delayed shipments resulting from operational disruptions caused by the relocation of certain operations to Mexico, weakness across our major markets including oil and gas, and expected declines in non-strategic connectors.
  Adjusted operating income declined 62 percent to $5 million, as restructuring savings were more than offset by volume declines and $5 million of operational disruption costs due to relocation of certain operations to Mexico.

Control Technologies designs and manufactures products including fuel management, actuation, and noise and energy absorption components for the aerospace and industrial markets, as well as aerospace environmental control system components.

  First-quarter GAAP revenue decreased 10 percent to $66 million. First-quarter GAAP operating income decreased 8 percent to $14 million.
  Organic revenue decreased 9 percent, due to timing of commercial aerospace shipments, difficult comparisons related to a prior-year program and aftermarket, and softer industrial markets.
  Adjusted operating income decreased 5 percent to $15 million, as net operating productivity was more than offset by lower volume, unfavorable mix and strategic incremental investments.

Updated 2015 Guidance

On a GAAP basis, the company is lowering its previously announced full-year 2015 GAAP EPS and revenue guidance. GAAP EPS is expected to be in the range of $1.65 to $1.83 and GAAP revenue is expected to be down 8.5 to 5.5 percent.

On an adjusted basis, the company is lowering its full-year adjusted EPS guidance by $0.05 at the mid-point, driven by the expected negative impact of foreign exchange. Operationally, market headwinds are expected to be more than offset by execution benefits. Adjusted EPS is now expected to be in the range of $2.50 to $2.60, up 3 percent at the mid-point. Excluding the impact of foreign exchange, adjusted EPS would be up 14 percent at the mid-point. Organic revenue is now expected to range from down 2 percent to up 1 percent, compared to a previous range of up 1 to 3 percent, reflecting incremental pressures in the oil and gas and industrial markets partially offset by stronger global automotive OEM volumes.

Investor Call Today

ITT's senior management will host a conference call for investors today at 9 a.m. EDT to review performance and answer questions. The briefing can be monitored live via webcast at the following address on the company's Web site: www.itt.com/investors and will be available on the website from two hours after the webcast until Friday, May 8, 2015, at midnight.

For a reconciliation of GAAP to non-GAAP results, please click here.

All references to EPS are defined as diluted earnings per share from continuing operations.

About ITT

ITT is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for the energy, transportation and industrial markets. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 35 countries and sales in a total of approximately 125 countries. The company generated 2014 revenues of $2.7 billion. For more information, visit www.itt.com.

Safe Harbor Statement

This release contains “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 (the “Act”). No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. All forward-looking statements included in this release are based on information available to us on the date hereof, and we undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. The forward-looking statements are not historical facts, but rather are based on current expectations, estimates, assumptions and projections about the business and future financial results of the industry in which we operate, and other legal, regulatory and economic developments. These forward-looking statements include, but are not limited to, future strategic plans and other statements that describe the company’s business strategy, outlook, objectives, plans, intentions or goals, and any discussion of future operating or financial performance.

We use words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe," "target,” “future,” “may,” “will,” “could,” “should,” “potential,” “continue,” “guidance” and other similar expressions to identify such forward-looking statements. Forward-looking statements are uncertain and to some extent unpredictable, and involve known and unknown risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in, or reasonably inferred from, such forward-looking statements.

Forward-looking statements in this release should be evaluated together with the risks and uncertainties that affect our business, particularly those mentioned in the Risk Factors section of the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents filed from time to time with the Securities and Exchange Commission.

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED INCOME STATEMENTS
(In millions, except per share)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Revenue	$588.7	$674.5

Costs of revenue	389.7	459.7
Selling, general and administrative expenses	107.4	133.0
Research and development expenses	18.3	17.7
Asbestos-related (benefit) costs, net	15.4	15.8
Total costs and expenses	530.8	626.2

Operating income	57.9	48.3
Interest and non-operating expenses (income), net	1.2	1.1
Income from continuing operations before income tax	56.7	47.2
Income tax expense (benefit)	18.1	13.0
Income from continuing operations	38.6	34.2
Income (loss) from discontinued operations, net of tax	3.4	(1.0)
Net Income	42.0	33.2
Less: (Loss) income attributable to noncontrolling interests	(0.1)	1.0
Net Income attributable to ITT Corporation	$42.1	$32.2

Amounts attributable to ITT Corporation:
Income from continuing operations, net of tax	38.7	33.2
Income (loss) from discontinued operations, net of tax	3.4	(1.0)
Net Income	$42.1	$32.2

Earnings (loss) per share attributable to ITT Corporation:
Basic:
Continuing operations	$0.42	$0.36
Discontinued operations	0.04	(0.01)
Net income	$0.46	$0.35

Diluted:
Continuing operations	$0.42	$0.36
Discontinued operations	0.04	(0.01)
Net income	$0.46	$0.35

Weighted average common shares - basic	90.6	91.4
Weighted average common shares - diluted	91.6	92.8

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS
(In millions)

	March 31,	December 31,
	2015	2014
	(Unaudited)
Assets
Cash and cash equivalents	$570.1	$584.0
Receivables, net	537.2	500.1
Inventories, net	287.6	302.3
Other current assets	243.8	249.8
Total current assets	1,638.7	1,636.2

Plant, property and equipment, net	419.3	443.9
Goodwill	610.7	632.1
Other intangible assets, net	85.4	91.4
Asbestos-related assets	365.8	374.0
Deferred income taxes	301.4	304.1
Other non-current assets	151.3	149.8
Total assets	3,572.6	3,631.5

Liabilities and Shareholders' Equity
Commercial Paper	113.5	-
Accounts payable	287.7	309.6
Accrued liabilities	433.3	465.8
Total current liabilities	834.5	775.4

Asbestos-related liabilities	1,120.7	1,116.6
Postretirement benefits	242.0	249.7
Other non-current liabilities	260.8	269.5
Total liabilities	2,458.0	2,411.2

Total ITT Corporation shareholders' equity	1,109.3	1,214.9
Noncontrolling interests	5.3	5.4
Total shareholders' equity	1,114.6	1,220.3
Total liabilities and shareholders' equity	$3,572.6	$3,631.5

ITT CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three Months Ended
	March 31,
	2015	2014

Operating Activities
Net income	$42.0	$33.2
Less: Income (loss) from discontinued operations	3.4	(1.0)
Less: (Loss) income attributable to noncontrolling interest	(0.1)	1.0
Income from continuing operations - ITT Corporation	38.7	33.2

Adjustments to income from continuing operations:
Depreciation and amortization	20.7	21.1
Stock-based compensation	3.1	3.3
Asbestos-related costs, net	15.4	15.8
Asbestos-related payments, net	(3.9)	(2.5)
Changes in assets and liabilities:
Change in receivables	(56.7)	(100.0)
Change in inventories	3.6	25.6
Change in accounts payable	(0.5)	1.8
Change in accrued expenses	(21.3)	(9.5)
Change in accrued income taxes	17.2	(1.7)
Other, net	(8.1)	(0.3)
Net Cash - Operating Activities	8.2	(13.2)

Investing Activities
Capital expenditures	(30.2)	(19.0)
Purchases of investments	(15.3)	(49.0)
Maturities of investments	5.3	97.2
Other, net	0.2	(2.7)
Net Cash — Investing Activities	(40.0)	26.5

Financing Activities
Short-term debt, net	113.5	(11.0)
Long-term debt repaid	(0.2)	(0.3)
Repurchase of common stock	(82.8)	(4.8)
Proceeds from issuance of common stock	2.0	9.0
Excess tax benefit from equity compensation activity	1.8	5.2
Other, net	(0.3)	(1.5)
Net Cash — Financing Activities	34.0	(3.4)

Exchange rate effects on cash and cash equivalents	(15.8)	(1.7)

Net Cash – Operating activities of discontinued operations	(0.3)	(0.4)

Net change in cash and cash equivalents	(13.9)	7.8
Cash and cash equivalents — beginning of year	584.0	507.3
Cash and cash equivalents - end of period	$570.1	$515.1

Key Performance Indicators and Non-GAAP Measures

Management reviews key performance indicators including revenue, segment operating income and margins, earnings per share, order growth, and backlog, among others. In addition, we consider certain measures to be useful to management and investors when evaluating our operating performance for the periods presented. These measures provide a tool for evaluating our ongoing operations and management of assets from period to period. This information can assist investors in assessing our financial performance and measures our ability to generate capital for deployment among competing strategic alternatives and initiatives, including, but not limited to, dividends, acquisitions and share repurchases. These metrics, however, are not measures of financial performance under GAAP and should not be considered a substitute for measures determined in accordance with GAAP. We consider the following non-GAAP measures, which may not be comparable to similarly titled measures reported by other companies, to be key performance indicators for purposes of our reconciliation tables.

Organic Revenues and Organic Orders are defined as revenues and orders, excluding the impact of foreign currency fluctuations and contributions from acquisitions and divestitures made during the last twelve months. Divestitures include sales of portions of our business that did not meet the criteria for presentation as a discontinued operation. The period-over-period change resulting from foreign currency fluctuations assumes translation at a constant exchange rate for the current and prior periods.

Adjusted Segment Operating Income and Adjusted Segment Operating Margin are defined as operating income, adjusted to exclude costs incurred in connection with the acquisition of Bornemann Pumps, transformation costs, restructuring charges and spin-related repositioning charges; and adjusted segment operating margin is defined as adjusted segment operating income divided by total revenue. Spin-related repositioning charges are expenses to reposition the post-transformation organization to its full operating structure primarily consist of transition services agreement exit costs, advisory fees and other redesign actions related to the new company structure.

Adjusted Income from Continuing Operations, Adjusted EPS and Adjusted EPS Guidance are defined as income from continuing operations and income from continuing operations per diluted share, adjusted to exclude special items. Special items may include, but are not limited to, asbestos-related costs, transformation costs, repositioning costs, realignment costs, restructuring costs, acquisition-related costs, income tax settlements or adjustments, and other unusual and infrequent non-operating items. Special items represent significant charges or credits on an after-tax basis that impact current results, but may not be related to the Company’s ongoing operations and performance.

Adjusted Free Cash Flow is defined as net cash provided by operating activities less capital expenditures, cash payments for restructuring costs, transformation costs, repositioning costs, net asbestos cash flows and other significant items that impact current results which management believes are not related to our ongoing operations and performance. Due to other financial obligations and commitments, the entire free cash flow may not be available for discretionary purposes.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Organic Revenue / Order Growth
First Quarter 2015 & 2014
(In Millions)

	(As Reported - GAAP)				(As Adjusted - Organic)

		(A)	(B)		(C)	(D)	(E) = B-C-D	(F) = E / A
			Change	% Change	Acquisition / Divestitures	FX Impact	Change	% Change
	3M 2015	3M 2014	2015 vs. 2014	2015 vs. 2014	3M 2015	3M 2015	Adj. 2015 vs. 2014	Adj. 2015 vs.2014

Revenues
ITT Corporation - Consolidated	588.7	674.5	(85.8)	(12.7%)	0.1	(50.6)	(35.3)	(5.2%)

Industrial Process	255.6	285.5	(29.9)	(10.5%)	0.1	(11.6)	(18.4)	(6.4%)
Motion Technologies	191.2	217.8	(26.6)	(12.2%)	0.0	(32.8)	6.2	2.8%
Interconnect Solutions	77.5	100.0	(22.5)	(22.5%)	0.0	(5.6)	(16.9)	(16.9%)
Control Technologies	65.8	72.9	(7.1)	(9.7%)	0.0	(0.5)	(6.6)	(9.1%)

Orders
Total Segment Orders	607.7	697.7	(90.0)	(12.9%)	0.1	(54.3)	(35.8)	(5.1%)

Industrial Process	262.0	296.9	(34.9)	(11.8%)	0.1	(14.0)	(21.0)	(7.1%)
Motion Technologies	198.1	224.6	(26.5)	(11.8%)	0.0	(34.1)	7.6	3.4%
Interconnect Solutions	83.0	103.6	(20.6)	(19.9%)	0.0	(5.5)	(15.1)	(14.6%)
Control Technologies	65.7	74.1	(8.4)	(11.3%)	0.0	(0.7)	(7.7)	(10.4%)

Note: Excludes intercompany eliminations
Immaterial differences due to rounding

ITT Corporation Non-GAAP Reconciliation
Reported vs Adjusted Segment Operating Income & Operating Margin
First Quarter of 2015 & 2014
(In Millions)

	3M 2015	3M 2015		3M 2015	3M 2014	3M 2014		3M 2014	% Change		% Change
	As Reported	Special Items		As Adjusted	As Reported	Special Items		As Adjusted	As Reported 2015 vs. 2014		As Adjusted 2015 vs. 2014

Revenue:
Industrial Process	255.6			255.6	285.5			285.5	(10.5%)		(10.5%)
Motion Technologies	191.2			191.2	217.8			217.8	(12.2%)		(12.2%)
Interconnect Solutions	77.5			77.5	100.0			100.0	(22.5%)		(22.5%)
Control Technologies	65.8			65.8	72.9			72.9	(9.7%)		(9.7%)
Intersegment eliminations	(1.4)			(1.4)	(1.7)			(1.7)
Total Revenue	588.7			588.7	674.5			674.5	(12.7%)		(12.7%)

Operating Margin:
Industrial Process	8.0%	350	BP	11.5%	8.5%	20	BP	8.7%	(50)	BP	280	BP
Motion Technologies	21.4%	-	BP	21.4%	18.5%	-	BP	18.5%	290	BP	290	BP
Interconnect Solutions	6.2%	(30)	BP	5.9%	(3.0%)	1,510	BP	12.1%	920	BP	(620)	BP
Control Technologies	21.7%	80	BP	22.5%	21.3%	-	BP	21.3%	40	BP	120	BP
Total Operating Segments	13.7%	150	BP	15.2%	11.4%	230	BP	13.7%	230	BP	150	BP

Income:
Industrial Process	20.4	8.9		29.3	24.3	0.5		24.8	(16.0%)		18.1%
Motion Technologies	41.0	0.0		41.0	40.2	0.0		40.2	2.0%		2.0%
Interconnect Solutions	4.8	(0.2)		4.6	(3.0)	15.1		12.1	260.0%		(62.0%)
Control Technologies	14.3	0.5		14.8	15.5	0.0		15.5	(7.7%)		(4.5%)
Total Segment Operating Income	80.5	9.2		89.7	77.0	15.6		92.6	4.5%		(3.1%)

Note: Immaterial differences due to rounding.

Special items include, but are not limited to, certain costs associated with the repositioning costs associated with spin-related activities, restructuring and realignment costs and other unusual and infrequent non-operating items.

ITT Corporation Non-GAAP Reconciliation
Reported vs. Adjusted Income from Continuing Operations & Adjusted EPS
First Quarter of 2015 & 2014
(In Millions, except per share amounts)

										Percent Change
	Q1 2015	Non-GAAP		Q1 2015	Q1 2014	Non-GAAP		Q1 2014	2015 vs. 2014	2015 vs. 2014
	As Reported	Adjustments		As Adjusted	As Reported	Adjustments		As Adjusted	As Adjusted	As Adjusted

Segment Operating Income	80.5	9.2	#A	89.7	77.0	15.6	#A	92.6

Interest Income (Expense)	(0.8)	-		(0.8)	(0.6)	-		(0.6)
Other Income (Expense)	(0.4)	-		(0.4)	(0.5)	-		(0.5)
Gain on sale of Assets	-	-		-	-	-		-
Corporate (Expense)	(22.6)	15.6	#B	(7.0)	(28.7)	18.6	#B	(10.1)

Income from Continuing Operations before Tax	56.7	24.8		81.5	47.2	34.2		81.4

Income Tax Benefit (Expense)	(18.1)	(3.6)	#C	(21.7)	(13.0)	(10.0)	#C	(23.0)

Income from Continuing Operations	38.6	21.2		59.8	34.2	24.2		58.4

Less: Non Controlling Interest	(0.1)	-		(0.1)	1.0	-		1.0

Income from Continuing Operations - ITT Corporation	38.7	21.2		59.9	33.2	24.2		57.4

EPS from Continuing Operations	0.42	0.23		0.65	0.36	0.26		0.62	0.03	4.8%

Note: Amounts may not calculate due to rounding.

#A - 2015 segment operating income includes restructuring costs ($9.2M).
#A - 2014 segment operating income includes repositioning costs ($0.3M); restructuring costs ($15.3M).

#B - 2015 corporate (expense) includes repositioning costs ($0.1M), restructuring costs ($0.1) and asbestos related expense ($15.4M).
#B - 2014 corporate (expense) includes repositioning costs ($2.8M); asbestos related expense ($15.8M).

#C - 2015 includes various tax-related special items including tax on deemed distribution of foreign earnings of ($1.7M), in addition to the tax impact of other operating special items.
#C - 2014 includes various tax-related special items including tax impact of a change in NY state income tax law of ($1.9M) and tax on deemed distribution of foreign earnings of ($1.7M), in addition to the tax impact of other operating special items.

ITT Corporation Non-GAAP Reconciliation
Net Cash - Operating Activities vs. Adjusted Free Cash Flow Conversion
First Quarter 2015 & 2014
(In Millions)

	3M 2015	3M 2014

Net Cash - Operating Activities	8.2	(13.2)

Capital Expenditures	30.2	19.0

Free Cash Flow	(22.0)	(32.2)

Repositioning Capex	0.2	-

Transformation, Repositioning & Realignment Related Cash Payments	2.2	4.6

Restructuring Cash Payments	6.6	5.8

Asbestos Cash Payments, net	3.9	2.5

Adjusted Free Cash Flow	(9.1)	(19.3)

Income from Continuing Operations - ITT Corp	38.7	33.2

Special Items	21.2	24.2

Income from Continuing Operations - ITT Corp., Excluding
Special Items	59.9	57.4

Adjusted Free Cash Flow Conversion	NA	NA

ITT Corporation Non-GAAP Reconciliation
GAAP vs. Adjusted EPS Guidance
Full Year 2015

	2015 Full-Year Guidance
	Low	High

EPS from Continuing Operations - GAAP	$1.65	$1.83

Estimated Asbestos Related Expense, Net of Tax	0.48	0.45

	$2.13	$2.28

Estimated Restructuring and Realignment Costs, Net of Tax	0.37	0.32

EPS from Continuing Operations - Adjusted	$2.50	$2.60

CONTACT:
ITT Corporation
Investors:
Melissa Trombetta, +1 914-641-2030
melissa.trombetta@itt.com
or
Media:
Kathleen Bark, +1 914-641-2103
kathleen.bark@itt.com